Exhibit 99.1

Bion Announces Letter of Intent for Commercial-Scale Third Generation Project

April 30, 2021. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of patented livestock waste treatment technology coupled with a business model focused on the production of branded sustainable meat and dairy products, announced it has executed a Letter of Intent (LOI) with Lamb Farms, Inc., a large dairy operator in upstate New York.

The LOI is expected to lead to an agreement within 60 to 90 days to develop a Bion third generation (3G) treatment platform at Lamb Farms’ Oakfield, NY, dairy facility. The project will initially treat the waste from the 2,000-head milking herd at that location. Lamb Farms is already a leader in advanced husbandry and sustainability; the Oakfield site has an anaerobic digester in place that will significantly speed up the timeline for system installation and startup. It is also one of a select number of facilities in the country that currently upgrades its methane to pipeline condition, allowing clean carbon dioxide to be recycled from the biogas waste stream to produce ammonium bicarbonate.

The Oakfield, NY, location is approximately 30 miles from Buflovak, Bion’s prime engineering/ technology provider, so that any challenges associated with scaling up the platform can be conveniently and quickly dealt with. The established herd at Oakfield, with a digester in place, will allow Bion to install the platform relatively quickly and jumpstart production of ammonium bicarbonate for growth trials.

As a part of this project, a demonstration ‘beef barn’ would be constructed on-site that houses and produces a mix of sustainable and sustainable/ organic beef cattle. The beef installation will allow Bion to demonstrate proof of concept of its beef opportunity, while also pursuing certification of a verified sustainable brand through the USDA’s Process Verified Program (PVP).

The USDA PVP is the gold standard for food certification and is used today to verify a wide range of branding claims, such as ‘No Antibiotics Ever’, Cage Free (eggs), etc. Bion’s sustainable beef (and other livestock/ dairy products) can use the PVP to demonstrate to the consumer a substantially lower carbon, nutrient, water, and pathogen footprint, resulting from Bion’s treatment and resource recovery. Bion was previously successful having its 2G technology platform evaluated and accepted, pending final audits, by the USDA PVP in 2016.

Craig Scott, Bion’s director of communications, stated, “We are pleased to move forward toward the first commercial 3G project, especially in a situation that allows us to treat the waste from more than one species. The 3G platform offers us an opportunity to solve the problems associated with large scale livestock production, while communicating those improvements to the consumer in a clear, concise, and USDA-certified, sustainable brand. We are looking forward to entering the market with that message.”

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Lamb Farms is a family dairy operation that was founded with 110 cows in 1966 in Oakfield, NY. Today, Lamb Farms’ operations have grown to include six locations, a milking herd of more than 7,000 cows, and crop farming that provides feed for the cows, as well as cash crops. Lamb Farms focuses on three key areas for business success: Wholesome Milk; Comfy Cows; Sustainable Farming.

Bion’s patented third-generation technology was designed to substantially reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $200 billion livestock industry, the environment, and the consumer. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will (be)', ’can (be)’, ‘expected’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct